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                 [On Simpson, Thacher & Bartlett letterhead]



                                                                 October 4, 1996

                       Re:    Agreement and Plan of Reorganization
                              dated as of September 27, 1996,
                              between Manulife Series Fund, Inc.
                              and NASL Series Trust

Manulife Series Fund, Inc.
200 Bloor Street East
Toronto, Ontario, Canada M4W 1E5

NASL Series Trust
116 Huntington Avenue
Boston, Massachusetts 02116

Ladies and Gentlemen:

              You have requested our opinion with respect to the federal income tax consequences of certain aspects of the proposed transfer by each Manulife Portfolio(1) of all of its assets to its Corresponding NASL Portfolio solely in exchange for NASL Portfolio Shares of the Corresponding NASL Portfolio and the assumption of all its obligations and liabilities by the Corresponding NASL Portfolio (as described in Section 1(a) of the Reorganization Agreement) followed by the liquidation of each Manulife Portfolio and the distribution pro rata of such NASL Portfolio Shares to the shareholders of the Corresponding Manulife Portfolio. The series of steps that will occur to effect such transaction are hereinafter referred to as the


-----------------------
(1) Where relevant, capitalized terms not otherwise defined herein have the meanings they have for the purposes of the Agreement and Plan of Reorganization dated as of September 27, 1996, between the Manulife Series Fund, Inc. and NASL Series Trust (the "Reorganization Agreement").

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Manulife Series Fund, Inc.            -2-                        October 4, 1996
NASL Series Trust


"Reorganization." This opinion is being delivered pursuant to Section 6(d) of the Reorganization Agreement.

        Manulife Series Fund, Inc. ("Manulife") is a Maryland   corporation
registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end investment company of the management type and is comprised of the following separate investment portfolios: The Money-Market Fund, the Common Stock Fund, the International Fund, the Emerging Growth Equity Fund, the Balanced Assets Fund, the Pacific Rim Emerging Markets Fund, the Real Estate Securities Fund, the Capital Growth Bond Fund, and the Equity Index Fund (each, a "Manulife Portfolio"). The authorized capital stock of Manulife as of the date hereof consists of one billion shares of common stock, each having a par value of $.01 per share. As of June 24, 1996, there were outstanding 4,121,516.894 shares of the Money-Market Fund, 4,270,608.943 shares of the Common Stock Fund, 2,571,534.851 shares of the International Fund, 8,770,698.390 shares of the Emerging Growth Equity Fund, 7,304,913.80 shares of the Balanced Assets Fund, 1,908,435.152 shares of the Pacific Rim Emerging Markets Fund, 3,801,682.955 shares of the Real Estate Securities Fund, 3,838,453.285 shares of the Capital Growth Bond Fund, and 325,263.287 shares of the Equity Index Fund.

        NASL Series Trust ("NASL") is registered under the Act as a no-load, open-end investment company of the management type and is organized as a Massachusetts business trust comprised of separate investment portfolios, which include Money Market Trust, and which are expected to include, at the Effective Time of the Reorganization, International Stock Trust, Emerging
Growth Trust, Balanced Trust, Common Stock Trust, Pacific Rim Emerging Markets Trust, Real Estate Securities Trust, Capital Growth Bond Trust, and Equity
Index Trust (each, a "NASL Portfolio"). NASL's investment portfolios other than the NASL Portfolios (consisting of Small/Mid Cap Trust, International Small Cap Trust, Global Equity Trust, Pasadena Growth Trust, Equity Trust, Growth Trust, Value Equity Trust, Growth and Income Trust, International Growth and Income Trust, Strategic Bond Trust, Global Government Bond Trust, Investment Quality Bond Trust, U.S. Government Securities Trust, and three Automatic Asset Allocation Trusts (Aggressive, Moderate and Conservative)) are not parties to the Reorganization.
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Manulife Series Fund, Inc.            -3-                        October 4, 1996
NASL Series Trust


              NASL has an unlimited number of authorized shares of beneficial interest, with a par value of $.01 per share, of which as of June 24, 1996 there were outstanding 33,815,940.278 shares of Money Market Trust. There are no outstanding shares of International Stock Trust, Emerging Growth Trust, Balanced Trust, Common Stock Trust, Pacific Rim Emerging Markets Trust, Real Estate Securities Trust, Capital Growth Bond Trust, or Equity Index Trust.

              The Manulife Portfolio Shares are not offered directly to the public but are sold only to The Manufacturers Life Insurance Company of America ("Manulife America"), a stock life insurance company organized under the laws of Pennsylvania and redomesticated under the laws of Michigan, in connection with the issuance of variable life insurance and variable annuity contracts. Manulife America holds Manulife Portfolio Shares attributable to variable life contracts in Separate Accounts One, Three and Four and variable annuity contracts in Separate Account Two, each a separate account registered under the Act. One hundred percent of the Manulife Portfolio Shares are owned by Manulife America.

              The Reorganization Agreement was approved by the Board of Trustees of NASL on September 27, 1996 and by the Board of Directors of Manulife on September 27, 1996.

              Upon satisfaction of all conditions precedent set forth in the Reorganization Agreement, the Reorganization will be effected as set forth in the following summary:

              1. Pursuant to the Reorganization Agreement, Manulife will cause each Manulife Portfolio to convey, transfer and deliver at the Closing to the NASL Portfolio set forth opposite its name in the table included in the recitals to the Reorganization Agreement (each such NASL
        Portfolio being the "Corresponding NASL Portfolio" of the Manulife Portfolio set forth opposite its name, and each such Manulife Portfolio being the "Corresponding Manulife Portfolio" of the NASL Portfolio set forth opposite its name) all of the then existing assets of such
        Manulife Portfolio. In consideration thereof, NASL agrees at the Closing to cause each NASL Portfolio (i) to assume and pay, to the extent that they exist on or after the Effective Time of the Reorganization, all of the obligations and liabilities of the Corresponding Manulife Portfolio and (ii) to issue and deliver to the
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Manulife Series Fund, Inc.            -4-                        October 4, 1996
NASL Series Trust


        Corresponding Manulife Portfolio full and fractional shares of beneficial interest of the Corresponding NASL Portfolio, with respect to each Corresponding NASL Portfolio equal to that number of full and fractional shares of the NASL Portfolios (the "NASL Portfolio Shares") as determined in Section 1(c) of the Reorganization Agreement. Any shares of capital stock (if any), par value $.01 per share, of the Manulife Portfolios ("Manulife Portfolio Shares") held in the treasury of Manulife on the Effective Time of the Reorganization shall thereupon be retired.

              2. At the Effective Time of the Reorganization, each Manulife Portfolio will liquidate and distribute pro rata to Manulife America, as sole shareholder of the Manulife Portfolio Shares, as of the Effective Time of the Reorganization, the NASL Portfolio Shares of the Corresponding NASL Portfolio received by such Manulife Portfolio pursuant to Section 1(a)(i) of the Reorganization Agreement in actual or constructive exchange for the shares of the Manulife Portfolio held by Manulife America, as sole shareholder of the Manulife Portfolio Shares. Such liquidation and distribution will be accomplished by the transfer of the Corresponding NASL Portfolio Shares then credited to the account of each Manulife Portfolio on the books of the Corresponding NASL Portfolio, to open accounts on the share records of the Corresponding NASL Portfolio in the names of the Manulife Portfolio shareholders and representing the respective pro rata number of the NASL Portfolio Shares due such shareholders. The NASL Portfolios will not issue certificates representing the NASL Portfolio Shares in connection with such exchange.

              3. As soon as practicable after the Effective Time of the Reorganization, Manulife shall take all the necessary steps under Maryland law and Manulife's Articles of Incorporation, as amended and supplemented, to effect a complete dissolution of Manulife and to deregister Manulife under the Act.

              In acting as special counsel to NASL and Manulife with respect to the Reorganization, we have, among other things, reviewed the following documents:

              1.   The Reorganization Agreement;
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Manulife Series Fund, Inc.            -5-                        October 4, 1996
NASL Series Trust


              2. NASL's Registration Statement on Form N-14 under the Securities Act of 1933, as filed with the Securities and Exchange Commission (the "Registration Statement on Form N-14"); and

              3. The current prospectuses and statements of additional information of Manulife and NASL.

              For purposes of this opinion, as hereinafter set forth, we have reviewed such other documents relating to the Reorganization as we have deemed relevant under the circumstances and have relied upon representations contained in certain certificates (the "Certificates") provided to us by Manulife, NASL, and Manulife America.

              For purposes of the opinions expressed in this letter, it is expressly assumed (1) that the Separate Accounts are properly treated for federal income tax purposes as assets of Manulife America and are not separate taxable entities for federal income tax purposes; and (2) that the contractholders of variable life and variable annuity contracts are not considered for federal income tax purposes to be the owners of the assets held in the Separate Accounts and after the Reorganization will not be considered for such purposes to be the owners of the assets in the Separate Accounts.

              If the Merger is effected on a factual basis different from that contemplated above, any or all of the opinions expressed herein may be inapplicable. Further, our opinion is based on (i) the Internal Revenue Code of 1986, as amended (the "Code"), (ii) Treasury Regulations, (iii) judicial precedents and (iv) administrative interpretations (including the current ruling practice of the Internal Revenue Service) as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the law or regulations, any or all of the individual opinions expressed herein may become inapplicable.

              Based on the foregoing, and assuming that the Reorganization is effected in accordance with the terms of the Reorganization Agreement (and exhibits thereto) and that the representations made pursuant thereto by the parties are true at the Effective Time, it is our opinion that for federal income tax purposes:
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Manulife Series Fund, Inc.            -6-                        October 4, 1996
NASL Series Trust


              (i) the Reorganization will constitute a reorganization within the meaning of section 368(a)(1) of the Code with respect to each Manulife Portfolio and its Corresponding NASL Portfolio;

              (ii) no gain or loss will be recognized by any of the Manulife Portfolios or the Corresponding NASL Portfolios upon the transfer of all the assets and liabilities, if any, of each Manulife Portfolio to its Corresponding NASL Portfolio solely in exchange for NASL Portfolio Shares or upon the distribution of the NASL Portfolio Shares to the holders of Manulife Portfolio Shares solely in exchange for all of their Manulife Portfolio Shares;

              (iii) no gain or loss will be recognized by shareholders of any of the Manulife Portfolios upon the exchange of such Manulife Portfolio Shares solely for NASL Portfolio Shares;

              (iv) the holding period and tax basis of the NASL Portfolio Shares received by each holder of Manulife Portfolio Shares pursuant to the Reorganization will be the same as the holding period (provided the Manulife Portfolio Shares were held as a capital asset on the date of the Reorganization) and tax basis of the Manulife Portfolio Shares held by the shareholder immediately prior to the Reorganization; and

              (v) the holding period and tax basis of the assets of each of the Manulife Portfolios acquired by its Corresponding NASL Portfolio will be the same as the holding period and tax basis of those assets to each of the Manulife Portfolios immediately prior to the Reorganization.

              The payment by NASL Financial Services, Inc. ("NASL Financial") or its affiliates of certain expenses of Manulife and NASL which are directly related to the Reorganization (referred to in section 9 of the Reorganization Agreement) will not affect the opinions set forth above regarding the federal income tax consequences of the exchanges by Manulife and the shareholders of Manulife. However, no opinion is expressed as to any other federal income tax consequences to any of the parties of the payment of such expenses by NASL Financial or its affiliates.
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Manulife Series Fund, Inc.            -7-                        October 4, 1996
NASL Series Trust

              We express our opinion herein only as to those matters specifically set forth above and such opinion may be relied upon solely by you for the exclusive purpose of ascertaining the federal income tax consequences of the Reorganization contemplated in the Reorganization Agreement to the Manulife Portfolios, the NASL Portfolios and the shareholders of the Corresponding Manulife Portfolios on their receipt of the NASL Portfolio Shares pursuant to the Reorganization Agreement.

                                            Very truly yours,



                                            /s/ SIMPSON THACHER & BARTLETT